Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STANLEY BLACK & DECKER, INC.

Stanley Black & Decker, Inc., a corporation organized and existing under the Connecticut Business Corporation Act (the “CBCA”), does hereby certify:

1:	The name of the corporation is Stanley Black & Decker, Inc. (the “Corporation”).

2:	Section 3D of the Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), is hereby further amended as set forth on Exhibit A hereto.

3:	The amendments are permitted pursuant to Section 33-608(l)(4) of the CBCA.

4:	The amendments were adopted by resolution of the Special Securities Committee of the Board of Directors on November 10, 2022. No Shareholder approval was required.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed this 15th day of November, 2022.

STANLEY BLACK & DECKER, INC.

By:	/s/ Donald J. Riccitelli
Name:	Donald J. Riccitelli
Title:	Assistant General Counsel & Assistant Secretary

[Signature Page to the Second Certificate of Amendment]

Exhibit A

Text of Amendment

Each capitalized term used but not defined herein shall have the meaning assigned to it in Section 3D of the Certificate of Incorporation or, if not defined therein, in the Purchase Contract and Pledge Agreement (as defined in Section 3D of the Certificate of Incorporation).

For purposes of Section 3D of the Certificate of Incorporation, the Remarketing of the 0% Series D Cumulative Perpetual Convertible Preferred Stock conducted by the Corporation on November 10, 2022 constitutes a “Successful Remarketing” and a “Dividend Increase Remarketing,” and the related settlement date of November 15, 2022, constitutes a “Remarketing Settlement Date.” In connection with such Remarketing and in accordance with Section 3D(12) of the Certificate of Incorporation, Section 3D thereof is amended as follows:

1.	Section 3D(1) is amended by deleting “0% Series D Cumulative Perpetual Convertible Preferred Stock” and replacing it with “Series D Cumulative Perpetual Convertible Preferred Stock”.

2.	The definition of “Dividend Payment Date” in Section 3D(2) is amended by adding the following immediately before the period at the end thereof:

“; provided that, notwithstanding anything to the contrary in this Section 3D, the first Dividend Payment Date shall be February 15, 2023”.

3.	The definition of “Dividend Rate” in Section 3D(2) is amended by adding the following immediately before the period at the end thereof:

“; provided that (i) from, and including, November 15, 2022 to, but excluding, the Dividend Step-Up Date, “Dividend Rate” means 7.50% per annum of the $1,000 per share Liquidation Preference and (ii) from, and including, the Dividend Step-Up Date, “Dividend Rate” means 9.00% per annum of the $1,000 per share Liquidation Preference”.

4.	Section 3D(2) is amended by adding the following definition immediately below the definition of “Dividend Rate”:

“Dividend Step-Up Date” means December 22, 2022.

5.

Section 3D(21)(a) is amended by deleting “The Bank of New York Mellon Trust Company, N.A.” and replacing it with “Computershare Trust Company, N.A.”; and by deleting “The Bank of New York Mellon Trust Company, National Association” and replacing it with “Computershare Trust Company, N.A.”.